Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 9, 2009, is among Helix Wind, Corp., a Nevada corporation (the "Purchaser"), Helix Wind, Inc., a Nevada Corporation (“Helix”), Abundant Renewable Energy, LLC, an Oregon limited liability company (“ARE”), Renewable Energy Engineering, LLC, an Oregon limited liability company (“REE”; and together with ARE, the “Companies” or individually, the “Company”), and Robert W. Preus and Helen M. Hull (collectively, the “Principals”).
W I T N E S S E T H:

WHEREAS, the Purchaser desires to acquire from ARE and REE, and ARE and REE each desire to sell to the Purchaser, all or substantially all of the assets of such Companies upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Purchaser has determined that it is in the best interests of the Purchaser and its stockholders, and each of the Companies has determined that it is in the best interests of each Company and its members for the Purchaser to purchase the assets of the Companies (the "Asset Purchase") upon the terms and conditions set forth herein;

WHEREAS, the Asset Purchase shall be conditioned on, among the other conditions set forth in this Agreement, the confirmation of the Plan of Reorganization (the “Plan”) in ARE’s Chapter 11 case (the “Bankruptcy Case”) as approved by the US Bankruptcy Court for the District of Oregon (the “Court”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

1.	CERTAIN DEFINITIONS.

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified or referred to below:

"Affiliate" of any Person shall mean any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person.  For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

"Agreement" shall have the meaning set forth in the recitals.

“Alternative Transaction" shall have the meaning set forth in Section 6.4.

"Asset Purchase" shall have the meaning set forth in the recitals.

"Assets" shall have the meaning set forth in Section 2.1.

“Assigned Contracts” shall mean, to the extent identified on Schedule 2.1(vi), all contracts, agreements and arrangements, whether written or oral, with the Companies’ vendors, suppliers or customers to which either of the Companies or the Principals are a party or to which the business of the Companies is subject, including, without limitation, all customer orders and purchase orders for equipment and/or services to be rendered that are yet to be performed, fulfilled or completed and, in each case, any claim or right or any benefit thereunder or resulting therefrom including, without limitation, any right to indemnification, to the extent that such contracts, agreements and arrangements may be assigned.

“Assumed Liabilities” shall mean, collectively, the Assumed ARE Liabilities and the Assumed REE Liabilities.

“Assumed ARE Liabilities” shall have the meaning set forth in Section 2.2(b).

“Assumed REE Liabilities” shall have the meaning set forth in Section 2.2(b).

“Bankruptcy Case” shall have the meaning set forth in the recitals.

"Business Day" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in California are authorized or required to be closed.

"Cash Amount" shall mean $2,200,000, which shall be paid in cash to ARE and used for the purpose of paying and/or settling all post-petition liabilities (except for those post-petition liabilities that are “Assumed ARE Liabilities”), administrative claims and pre-petition claims allowed by the Court, all as provided in the Plan.

"Closing" shall have the meaning set forth in Section 3.1.

"Closing Date" shall have the meaning set forth in Section 3.1.

"Closing Deadline" shall have the meaning set forth in Section 3.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.  All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

"Company Approvals" shall have the meaning set forth in Section 4.5.

"Company Contracts" shall have the meaning set forth in Section 4.14(a).

"Company Financial Statements" shall have the meaning set forth in Section 4.10(a).

"Company Indemnified Parties" shall have the meaning set forth in Section 10.2.

"Consulting Agreement" shall mean the Consulting Agreement dated the Closing Date by and between the Purchaser and Hull, as mutually agreed to by the parties.

"Contemplated Transactions" shall mean the Asset Purchase and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

"Contract" shall mean all contracts, agreements, commitments, notes, bonds, deeds of trust, indentures, leases, mortgages, arrangements, instruments, documents of any nature or description that a Person is party to or obligated by.

“Court” shall have the meaning set forth in the recitals above.

"Damages" shall have the meaning set forth in Section 10.1.

“Deposit Shares” shall have the meaning set forth in Section 2.4(A)(b).

“Deposit Share Agreement” shall have the meaning set forth in Section 2.4(b).

"Employment Agreement" shall mean the Employment Agreement dated the Closing Date between the Purchaser and Robert Preus, in a form mutually agreed upon by the parties, pursuant to which Preus shall be employed by Purchaser as Sr. VP Engineering.

"Encumbrance" shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, license, easement, right-of-way, cloud on title, adverse claim, preferential arrangement or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Excluded Assets" shall mean those assets of the Companies which are identified as excluded assets on Schedule 2.1.

"GAAP" shall mean generally accepted accounting principles in the United States.

"Governmental Body" shall mean any federal, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

"Holdback Amount" shall mean the shares of common stock of Purchaser issued as Deposit Shares pursuant to Section 2.4(b) below.

"Intellectual Property" shall mean any and all: (a) invention registrations, (b) patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, trademark rights, business identifiers, service marks, trade dress, logos, trade names, brand names and corporate names (and any deviations thereof), whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in any trademark offices throughout the world, (d) registered and unregistered copyrights in both published works and unpublished works (including but not limited to copyrights on designs) and registrations and applications for registration thereof, (e) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (f) all know-how, trade secrets and confidential or proprietary, technical and business information (including but not limited to ideas, pricing information, client lists and other data, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (g) whether or not confidential, technology (including know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (h) all goodwill associated therewith accruing from the dates of first use thereof, and all rights associated with the foregoing, and (i) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party.

"IRS" shall mean the Internal Revenue Service.

"Laws" shall mean all applicable federal, state, local, regional or municipal laws, statutes, rules, regulations, ordinances, codes, decrees, judgments, orders or other legal requirements.

"Letter of Intent" shall mean the Letter of Intent dated August 14, 2009 executed and delivered by the Parties.

“Licenses” shall have the meaning provided in Section 2.1(iv).

"Parties" shall mean all of the Purchaser, Helix, the Companies and the Principals.

"Party" shall mean any of the Purchaser, Helix, the Companies or the Principals.

"Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

“Plan” shall have the meaning set forth in the recitals above.

"Purchase Price" shall have the meaning set forth in Section 2.4.

"Purchaser Indemnified Parties" shall have the meaning set forth in Section 10.1.

"Records" shall have the meaning set forth in Section 2.1(v).

"Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Body and shall include any transferee liability in respect of Taxes.

"Tax Returns" shall mean any federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technical Developments” shall mean the developments described in the Schedule of Technical Developments.

"Transaction Documents" shall mean, collectively, this Agreement, the Employment Agreement, the Consulting Agreement, the Lease, the Lock-Up Agreement, the Deposit Share Agreement and any and all agreements, exhibits, schedules, certificates, instruments and other documents contemplated hereby or executed and delivered in connection herewith.

"Unassumed Liabilities" shall mean, other than the Assumed Liabilities, those claims that are to be paid out of the Cash Amount, any and all liabilities, duties and obligations of, and claims against or relating to, the Companies or the Principals or the ownership, possession or use of any of the Assets prior to the Closing, whether accrued, unaccrued, absolute, contingent, known or unknown, asserted or unasserted and whether now existing or arising at any time prior to, at, or after the Closing (including, without limitation, all liabilities of the Companies to any of its members, or to any employee, consultant, officer or director of the Companies, or to their respective spouses and/or children and/or Affiliates, in any amount whatsoever, and all liabilities of the Companies with respect to this Agreement or the Contemplated Transactions, including, without limitation, legal and accounting fees) and any Encumbrance upon any of the Assets.

1.2	Construction.

(a)           As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so requires. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the Party causing this Agreement or any part hereof to be drafted. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party.

(b)           The Parties acknowledge that each Party has reviewed this Agreement and has had the opportunity to have it reviewed by legal counsel of its own choosing. If any words or phrases are stricken or otherwise eliminated, whether or not other words or phrases have been added, this Agreement shall be construed as if the words or phrases stricken or otherwise eliminated were never included in this Agreement.  Except for specific references to ARE or REE, references in this Agreement to “the Company” shall refer to each of the Companies.

2.           PURCHASE AND SALE OF ASSETS.

2.1           Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing, each of ARE and REE shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each of said Companies, all of the respective right, title and interest in and to the assets of each Company, other than the Excluded Assets, of every kind, nature and description, personal, tangible and intangible, including without limiting the generality of the foregoing (all to the extent permitted by the Court),

(i)            all of the Companies’ Intellectual Property, including without limitation, Intellectual Property related to the design, manufacture, testing, marketing, sales and service of wind turbines, towers, electronic controls, related equipment and software as identified on Schedule 2.1(i);

(ii)            all equipment, electronic controls and those other physical assets necessary or reasonable to the operation of the business, all as identified on Schedule 2.1(ii);

(iii)           all transferable prepayments, contractual deposits and other funds to be received for services to be performed after the Closing, including without limitation, ARE’s accounts receivable, pre-paid items and cash, all as identified on Schedule 2.1(iii);

(iv)           all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body relating to the Assets, all of which have been identified on Schedule 2.1(iv) (the “Licenses”);

(v)           all documents and records relating to the Assets (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials (collectively, the “Records”); and

(vi)           all the Assigned Contracts, all of which have been identified on Schedule 2.1(vi) (the “Assigned Contracts”).

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Purchaser pursuant to this Agreement are sometimes hereinafter collectively referred to as the “Assets”.

2.2           Liabilities.

(a)            Other than the Assumed Liabilities, Purchaser shall not assume or otherwise be bound by or responsible or liable for any Unassumed Liability or any other liability, duty or obligation incurred by either Company or the Principals or any liability, duty or obligation arising out of a breach, violation or default by the Company or the Principals of or under any Law or Contract (including any event occurring or fact or circumstance existing as of or prior to the Closing Date that, with the passage of time or the giving of notice or both, may become such a breach, violation or default).

(b)           Purchaser will assume and pay all identified contractual liabilities associated with the Assets, including without limitation all obligations of the Company related to, pertaining to, or rising out of the Assigned Contracts, all obligations of ARE  arising out of express or implied warranties or state law, and obligations of ARE arising out of any agreement, invoice or other legally enforceable contract between ARE and any customers, representatives, dealers, distributors, suppliers or vendors, and such other liabilities, all as described on Schedule 2.2(b)(i) (the “ARE Assumed Liabilities”) existing as of, and arising on and after, the Closing and the liabilities of REE identified on Schedule 2.2(b)(ii) (the “REE Assumed Liabilities”; and together with the ARE Assumed Liabilities, the “Assumed Liabilities”).

(c)           Except for the claims to be paid out of the Cash Amount pursuant to the Plan and the Assumed Liabilities, the Companies and Principals covenant and agree to pay, discharge, perform or exercise in good faith to dispute all remaining liabilities of the Companies.

2.3           Transfer of Assets.  The transfer of the Assets as herein contemplated shall be made by the Companies, free and clear of all Encumbrances of any kind or nature and shall be effected by such bills of sale, endorsements, assignments, drafts, checks, deeds and other instruments of transfer, conveyance and assignment as shall be reasonably necessary or appropriate to transfer, convey and assign the Assets to the Purchaser on the Closing Date as contemplated by this Agreement and as shall be requested by the Purchaser or ordered by the Court.  The Companies and/or the Principals shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by the Purchaser to transfer, convey, assign, and deliver to the Purchaser or to aid and assist the Purchaser in collecting and reducing to possession any and all of the Assets, or to vest in the Purchaser good, valid and legal and beneficial title to the Assets which had been owned by the Company prior to the Closing.

2.4      Purchase Price.

(A) Subject to the approval of the Plan by the Court, the Purchaser shall pay to ARE a purchase price for the Assets of ARE of not less than $4,000,000 and not more than $6,500,000 calculated and paid as follows:

(a)           the Cash Amount, which shall be paid by the Purchaser to or on behalf of ARE at Closing; provided, however, that not more than $345,000 of the Cash Amount shall be utilized for paying allowed unsecured claims pertaining to insiders identified as “Class 8” claims in the Bankruptcy Plan (“Insider Claims”) pursuant to the terms and conditions contained in the Plan.  If and to the extent that Insider Claims exceed $345,000, such excess shall be paid to such insiders (i) from any amounts remaining from the Cash Amount after settling all non-Insider Claims allowed by the Court and (ii) only if Purchaser is reasonably satisfied that that the Technical Developments have been completed to Purchaser’s reasonable satisfaction.

(b)           No later than 5 Business Days after approval of the Plan by the Court or an order of the Court approving ARE’s sale of its Assets to Purchaser, Purchaser will deposit with the Court or a third party escrow agent approved by the Court common stock of Purchaser, subject only to the trust conditions of the Lock-Up Agreement, with a current fair market value (based on the 30 day average share price, subject to approval by by the Court) of $500,000 as a deposit (the “Deposit Shares”).  At Closing, the Deposit Shares will be transferred to Veber Partners as escrow agent for ARE pursuant to a deposit share agreement (the “Deposit Share Agreement”), in a form mutually acceptable to all parties. The Deposit Shares, along with all other shares of Purchaser issued pursuant to this Agreement, shall be subject to a 12-month lock-up in accordance with the terms of the Lock-Up Agreement in the form attached hereto as Exhibit A.   The Purchaser agrees that the escrow agent shall, subject to the Court’s supervision, immediately deliver the Deposit Shares to ARE upon the termination of this Agreement pursuant to Section 11 of this Agreement.

(c)           Shares of common stock of Purchaser, subject only to the trust conditions of the Lock-Up Agreement, worth $1,800,000 will be issued to ARE at Closing as a condition of the Companies’ obligation to complete the Asset Sale.  The common stock will be valued at the average closing bid price per share for the 30 calendar days ending the day before the Closing Date (said price hereinafter referred to as the “Stock Price”).

(d)           Shares of common stock of Purchaser, subject only to the trust conditions of the Lock-Up Agreement, worth $750,000 will be issued to ARE on the condition that ARE’s financial projections for the calendar year 2010, as set forth on Exhibit B are met, including all adjustments provided for in said Exhibit.  The common stock will be valued at the Stock Price or at the average closing bid price for the 30 calendar days ending the day before the issuance date, whichever is lower.  The lock-up period for such shares shall expire no later than January 1, 2012.

(e)            Shares of common stock of Purchaser, subject only to the trust conditions of the Lock-Up Agreement, worth $750,000 will be issued to ARE on the condition that ARE’s financial projections for the calendar year 2011, as set forth on Exhibit C are met, including all adjustments provided for in said Exhibit.   The common stock will be valued at the Stock Price or at the average closing bid price for the 30 calendar days ending the day before the issuance date, whichever is lower.   The lock-up period for such shares shall expire no later than January 1, 2013.

(f)            Shares of common stock of Purchaser, subject only to the trust conditions of the Lock-Up Agreement, worth $500,000 will be issued to ARE on the condition that ARE’s financial projections for the calendar years 2010 and 2011 as set forth on Exhibit C are, in the aggregate, exceeded by at least 50%, but by less than 100%.  Furthermore, $1,000,000 of shares of common stock of Purchaser will be issued to ARE on the condition that ARE’s financial projections for the calendar years 2010 and 2011 are, in the aggregate, exceeded by not less than 100%.  Shares issued pursuant to this Section 2.4(e) will be valued at the Stock Price or the average closing bid price for the 30 calendar days ending the day before the issuance date, whichever is lower.  The lock-up period for such shares shall expire no later than January 1, 2013.

(B) Subject to the Court’s approval of the Plan by which ARE shall sell its Assets to Purchaser, Purchaser shall pay the purchase price for the Assets of REE by assuming the REE Assumed Liabilities, which shall, in any event, not exceed $35,000.

2.5           Allocation of Purchase Price.  The Purchaser and the Companies hereby agree that the Purchase Price to be payable by the Purchaser in connection with the sale and purchase of the Assets shall be allocated by the Purchaser and the Companies as determined by the Company and as disclosed to the Purchaser in writing prior to Closing.  Such agreed allocation will be intended to comply with Section 1060 of the Code, and the Parties hereby agree to report the transactions contemplated by this Agreement for federal income tax purposes in accordance with such allocation.

2.6           Clearance Certificates.  To the extent required by Law and as reasonably requested by Purchaser as determined pursuant to its due diligence investigation, to relieve the Purchaser of any liability for unpaid sales or similar Taxes of the Company attributable to periods prior to the Closing Date, the Companies shall, prior to the Closing Date, take all necessary action in order to obtain clearance certificates or similar documents from any applicable Tax authority and deliver such certificates and similar documentation to Purchaser at Closing.

2.7           Transfer Taxes.  All municipal, county, state and federal sales and transfer Taxes incurred, if any, in connection with the transactions contemplated by this Agreement shall be the responsibility of, and paid promptly by, the Purchaser. Each Party, as appropriate, shall in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to any matter within its knowledge required in connection with the payment of any such Tax.

2.8           Specific Performance. In addition to any and all other remedies available at law or equity, in the event the Purchaser fails to deposit the Deposit Shares in accordance with Section 2.1(b), the Companies shall be entitled to a right of specific performance by the Purchaser.

3.	THE CLOSING.

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Purchaser on the earlier of (a) the 7th business day after the receipt by Purchaser of the proceeds of a sale of Purchaser’s equity securities that provides the Purchaser with not less than US$5.0 million or (b) November 1, 2009, or such other place and date as the Purchaser and the Company may agree in writing (such deadline for the Closing is referred to herein as the "Closing Deadline".  The date of which the Closing occurs shall be referred to herein as the “Closing Date”.   If, by November 1, 2009 the Court has not yet approved or disapproved the Plan, the parties agree to extend the Closing Deadline until such decision has been made by the Court.

3.2           Deliveries by the Purchaser at the Closing.  At the Closing, the Purchaser and Helix shall deliver or cause to be delivered to each applicable Party (unless indicated below) the following:

(i)	the Cash Amount, to subsequently be paid to ARE’s creditors as directed by the Court if the Court dictates the means by which such Cash Proceeds shall be used.;

(ii)	the Deposit Shares (from the Court or escrow agent, who received such shares from Purchaser pursuant to Section 2.4(b));

(iii)	the Employment Agreement, duly executed by the Purchaser;

(iv)	the Consulting Agreement, duly executed by the Purchaser;

(v)	the Lease, duly executed by Purchaser; and

(vi)	such other instruments and certificates as may be reasonably requested by the Companies.

3.3           Deliveries by the Companies at the Closing.  At the Closing, the Companies and the Principals shall deliver to the Purchaser and Helix the following:

(i)	order of the Court approving the Asset Purchase;

(ii)
executed and acknowledged (if appropriate) assignments, bills of sale and/or certificates of title, dated as of the Closing Date, transferring to the Purchaser all of the Assets free and clear of all Encumbrances, each satisfactory to the Purchaser in form and substance;

(iii)	the Company Approvals;

(iv)	the Records;

(v)	the Employment Agreement, duly executed by Preus;

(vi)	the Consulting Agreement, duly executed by Hull;

(vii)	the Lease, duly executed by Hull;

(viii)
an assignment by Preus and all of his co-inventors, if any, of all right, title and interest in all Intellectual Property owned by Preus and used by the Companies relating to wind turbines, controls for wind turbines or any other aspects of power generation by means of wind energy, all as identified on Schedule 3.3(viii); and

(ix)	such other instruments and certificates as may be reasonably requested by the Purchaser.

3.4           Power of Attorney.  Effective upon the Closing Date, each of the Companies hereby irrevocably constitutes and appoints the Purchaser, its successors and assigns, the true and lawful attorney of each Company with full power of substitution, in the name of the Purchaser, or the name of the respective Company, on behalf of and for the benefit of the Purchaser, to collect all items being transferred, conveyed and assigned to the Purchaser as provided herein, to endorse, without recourse, checks, notes and other instruments in the name of the Company which have been transferred to the Purchaser, to institute and prosecute, in the name of the Company or otherwise, all proceedings which the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets subject to the indemnification obligations under this Agreement, and to do all such acts and things in relation thereto as the Purchaser may deem reasonably advisable. Each Company agrees that the foregoing powers are coupled with an interest and shall be irrevocable by the Company directly or indirectly by the dissolution of the Company or in any manner or for any reason. Each Company further agrees that the Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers, and the Company shall promptly transfer and deliver to the Purchaser any cash or other property received by the Company after the Closing Date relating to the Assets, if permitted by the Court.

4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.  Each of the Companies and the Principals, jointly and severally, hereby make the following representations and warranties to the Purchaser.  Each representation and warranty made by ARE is subject to, and qualified by, matters disclosed in the Bankruptcy Case.  REE does not make any representation with respect to ARE and ARE does not make any representation with respect to REE.  Except for the express representations and warranties in this Agreement, the Companies expressly exclude all warranties with respect to the Contemplated Transactions, express and implied, including but not limited to the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade.

4.1           Organization and Good Standing.  Each of the Companies is a limited liability company duly organized and validly existing under the laws of Oregon.  Each Company has all requisite corporate or other power to own, operate and lease its respective Assets and carry on its business as the same is now being conducted.  Complete and correct copies of the Articles of Organization and Operating Agreement of each Company, as currently in effect, have been delivered to the Purchaser.

4.2           Capitalization of the Company.  ARE is owned 46.75% by each of Preus and Hull, and 6.5% by Robert Strachen. REE is owned 100% by Preus. All of the outstanding interests of the equity of the Company are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.2, there are, and at the Closing there will be, no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements, or understandings with respect to the voting, sale, transfer, rights of first refusal, rights of first offer, proxy or registration or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any membership interests or other equity securities of the Company, whether directly or upon the exercise or conversion of other securities.  There are, and at the Closing there will be, no outstanding contractual obligations of the Company or the Principals to repurchase, redeem or otherwise acquire any shares of their respective membership interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Company does not and has never maintained any stock, partnership, joint venture or any other security or ownership interest in any other Person.

4.3           Authority Relative to Agreement.  The Company has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver the Transaction Documents and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and the Principals.  This Agreement and the other Transaction Documents constitute the valid and binding obligation of the Company and each of the Principals, enforceable against such party in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).

4.4           Absence of Conflict.  Neither the execution and delivery of the Transaction Documents by the Company or the Principals nor the consummation of the Contemplated Transactions by the Company or the Principals will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any material Contract to which the Company or either of the Principals is a party or by which any of their respective properties or assets is bound, (ii) the Articles of Organization or Operating Agreement of the Company or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to the Company or the Principals or any of their respective properties or assets, or (b) result in the creation or imposition of any Encumbrance upon any Asset or any other property or asset of the Company or the Principals except where any such violation, conflict, breach, termination, default, amendment, cancellation, acceleration or Encumbrance would not have a material adverse effect on the party or the Contemplated Transactions.

4.5           Consents and Approvals.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body or (b) any other Person (including, but not limited to, any party to a Contract of the Company, is required in connection with the execution, delivery and performance of the Transaction Documents by the Company or the Principals, other than the approval of the Court and the approvals set forth on Schedule 4.5 (such approvals collectively referred to as the "Company Approvals").

4.6           Liabilities.  To the best of the Companies’ actual knowledge,  except (a) as incurred by Company in the ordinary course of business after the date hereof, (b) disclosed by ARE in the Bankruptcy Case or (c) under Contracts constituting all or part of the Assumed Liabilities, neither the Company nor any of the Principals have any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Assets, the Contracts or the business of the Company.

4.7           Litigation.  Except (a) for Bankruptcy Case, (b) any litigation arising from any disputed claim identified in the Bankruptcy Case, and (c) as set forth on Schedule 4.7, there is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or Governmental Body pending, or threatened against or involving the Company or any of the Principals or with respect to the activities of any employee or agent of the Company.  Neither the Company nor the Principals have received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

4.8           Tax Matters.

(a)           Except as set forth on Schedule 4.8, the Company and the Principals have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by them, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Company and any other information required to be shown thereon.  An extenstion of time within which to file any such Tax Return that has not been filed has not been requested or granted.  The Company and the Principals have delivered to the Purchaser true, complete and correct copies of all Tax Returns filed by them for the last three years.  Schedule 4.8 lists all state, local and foreign jurisdictions in which the Company has previously filed or currently file Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Company has been or is  required to file Tax Returns.  Except as set forth on Schedule 4.8, there is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company or either of the Principals in respect of any Tax.  Except as set forth on Schedule 4.8, there are no Encumbrances for Taxes upon the assets of the Company.

(b)           Except as set forth on Schedule 4.8, with respect to all amounts in respect of Taxes imposed on the Company and the Principals or for which they are or could be reasonably liable, whether to Governmental Bodies (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since their inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, and (ii) all such amounts required to be paid by the Company or the Principals to Governmental Bodies or others on or before the date hereof have been paid.

(c)           Except as set forth on Schedule 4.8, as of the date hereof, neither the Company nor any of the Principals have requested, executed or filed with the IRS or any other Governmental Body any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or the Principals could be liable and which still is in effect.

(d)           Except as set forth on Schedule 4.8, there exists no tax assessment, proposed or otherwise, against the Company or the Principals nor any lien for Taxes against any assets or property of the Company or the Principals.

(e)            Except as set forth on Schedule 4.8, all Taxes that the Company or the Principals are or were required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(f)            Except as set forth on Schedule 4.8, neither the Company nor the Principals are a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

(g)           Except as set forth on Schedule 4.8, there is no claim, audit, action, suit, proceeding, or investigation with respect to Taxes due or claimed to be due from the Company or the Principals or of any Tax Return filed or required to be filed by the Company or the Principals pending or threatened against or with respect to the Company or the Principals.

(h)           Except as set forth on Schedule 4.8, neither the Company nor the Principals have filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or the Principals.

4.9           No Brokers or Finders.  Except as set forth on Schedule 4.9, the Company has not, nor have any of its Affiliates, officers, directors or employees on their behalf, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions, and no Person has or will have any right, interest or valid claim against or upon the Purchaser or its Affiliates for any such fee or commission.

4.10           Financial Statements.

(a)           The audited financial statements of ARE to be delivered prior to Closing (collectively, the "Company Financial Statements"), were compiled on the accrual basis of accounting.

(b)           Except as filed in the Bankruptcy Case, since July 1, 2009, there has been no material adverse change or condition of the Company or any event, condition or contingency that could reasonably be expected to result in such a material adverse effect with respect to the Company of its business.

4.11          Compliance with Law.  Except as disclosed in filings in the Bankruptcy Case, the operations of ARE have been conducted in all material respects in accordance with all applicable Laws.  Neither ARE nor the Principals have received any notification of any asserted present or past failure to comply with any such Laws, and ARE is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any such Laws.  To the best of the Company’s actual knowledge, the Company Licenses constitute all licenses, permits, orders, certificates, authorizations or other approvals of Governmental Bodies required for the conduct of its business under applicable Laws. To the best of the Company’s actual knowledge, the Company is not in violation of any such Company License.  All such Company Licenses are in full force and effect, and to Company’s knowledge, no suspension or cancellation thereof has been threatened.

4.12          Title to Property; Sufficiency; Encumbrances.

(a)           The Company leases or owns all the properties and assets used by it in the conduct of its business, including, without limitation, the Assets, and with respect to contract rights, is a party to and enjoys the right to the benefits of all Contracts used in or relating to the conduct of its business.  The Company has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in, all of its assets and properties (including, without limitation, the Assets), free and clear of all Encumbrances.

(b)           Following the consummation of the Contemplated Transactions, the Purchaser will own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in, the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the Contemplated Transactions, including without limitation, the real estate to be transferred from the Principals.

4.13          Intellectual Property Rights.  (a) To the best of the Company’s actual knowledge, no Intellectual Property of the Company which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and no such action is threatened.  To the best of the Company’s actual knowledge, no patent of the Company has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b)           To the best of the Company’s actual knowledge, all of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s business as currently conducted to which the Company is a party or by which any of its assets are bound (collectively, “License Agreements”) are valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement.

(c)           To the best of the Company’s actual knowledge, the Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted and for the ownership, maintenance and operation of the Company’s properties and assets, free and clear of all Encumbrances.  The Company has a valid and enforceable right to use all third-party Intellectual Property and Confidential Information used or held for use in the business of the Company.

(d)           To the best of the Company’s actual knowledge, the consummation of the Contemplated Transactions will not result in the alteration, loss, impairment of or restriction on the Company’s ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted.

4.14           Contracts.

(a)           The Company has no obligations under, and is not a party to any customer, vendor or supplier Contract which are not Assigned Contracts nor does the Company derive any revenue from any Contract which is not an Assigned Contract. The Company is not a party to any Assigned Contract as to which the Company has been advised that the Assigned Contract will be terminated or that by its terms is subject to renegotiation.

(b)           Except as set forth on Schedule 4.14(b), no consent of any party to any Assigned Contract is required in connection with the execution, delivery and performance of this Agreement or the Contemplated Transactions.

(c)           The Company is not in default under any Assigned Contract, nor has any event occurred, which through the passage of time or the giving of notice, or both, would constitute a default by the Company, would cause the acceleration of any of the Company’s obligations thereunder, would result in the creation of any Encumbrance or restriction on any of the Assets.  Except as set forth on Schedule 4.14(c) and to the actual knowledge of the Companies, no third party is in default under any lease or Contract to which the Company is a party, nor has any event occurred that, through the passage of time or the giving of notice, or both, would constitute a default thereunder.

(d)           Neither the Company nor the Principals are a party to or bound by any Contract which (i) limits the Company or either of the Principals from competing in any line of business or with any Person or in any geographic area or during any time period or (ii) grants any Person any preferential right to purchase from the Company or the Principals, any properties or assets of the Company or the Principals or of any capital stock, or securities convertible into, any capital stock of the Company.

4.15          Affiliated Transactions.  Except as set forth on Schedule 4.15, no Affiliate or other family member (i) has borrowed or has been advanced funds from or loaned funds to the Company, (ii) is a party to a Contract with the Company or (iii) has engaged in any transaction with the Company.

4.16          Ordinary Course. Except as described in documents filed in the Bankruptcy Case, since July 1, 2009, the business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Company has not since July 1, 2009  (i) suffered any adverse change in its financial condition, the business or operations or in the Assets; or (ii) sold, transferred, or otherwise disposed of any material portion of its properties or Assets.

4.17          Employee Matters.  Except as disclosed on Schedule 4.17, the Company is not (a) a party to any union, collective bargaining or similar agreement; (b) providing or obligated to provide any profit sharing, deferred compensation, bonus, savings, stock option, stock purchase, pension, consulting, retirement, welfare or other incentive plan or agreement; (c) except as disclosed on Schedule 4.17, providing or obligated to provide “fringe benefits” or any employee perquisites to employees, including, without limitation, vacation, sick leave, medical, hospitalization, insurance and related benefits; or (d) a party to any employment or consulting agreement.  Except as disclosed on Schedule 4.17, no present or former employee of the Company has any claim on account of or for bonuses, vacation, time off earned or otherwise. Except as disclosed on Schedule 4.17(e), on or before the Closing Date all accrued wages, salary, bonus, commissions, vacation and sick pay and Taxes relating thereto shall be paid by Company to the officers, directors, and employees of Company other than Principals.

4.18          Records. Except as disclosed on Schedule 4.18, the Records are the true books and records of the business of the Company and truly and accurately reflect the underlying facts and transactions. Except as disclosed on Schedule 4.18, no other records other than the Records or documents exist which are necessary to operate the business.

4.19          Accuracy. All representations, warranties and certifications contained in this Agreement, including any schedules delivered herewith, and all the other documents delivered in connection with this Agreement and the Contemplated Transaction delivered directly or indirectly by the Company or the Principals are true, correct and complete in all material respects, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

 5.            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND HELIX.  Except for the express representations and warranties in this Agreement, the Purchaser and Helix expressly exclude all warranties with respect to the Contemplated Transactions, express and implied, including but not limited to the warranty of merchantability, the warranty of fitness for a particular purpose, and any warranties that may have arisen from course of dealing or usage of trade. Purchaser and Helix hereby represent and warrant to the Companies and the Principals as follows:

5.1           Organization and Good Standing.  Each of Purchaser and Helix is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Purchaser and Helix has all requisite corporate or other power to own, operate and lease its respective properties and carry on its respective business as the same is now being conducted.

5.2           Authority Relative to Agreement. Each of Purchaser and Helix has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver the Transaction Documents and all other instruments or agreements to be executed in connection herewith and to consummate the Contemplated Transactions.  This Agreement has been duly executed and delivered by Purchaser and Helix.  This Agreement constitutes the valid and binding obligation of the Purchaser and Helix, enforceable against such party in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights).

5.3           Absence of Conflict.  Neither the execution and delivery of the Transaction Documents by the Purchaser or Helix, nor the consummation of the Contemplated Transactions by such party, will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) (i) any material Contract to which Purchaser or Helix is a party or by which any of its respective properties or assets is bound; (ii) the Certificate of Incorporation or Bylaws of Purchaser, as the case may be, or (iii) any Law, order of a Governmental Body or any other restriction of any kind or character applicable to such party or any of its respective properties or assets; or (b) result in the creation or imposition of any Encumbrance upon any properties or assets of such party except where any such violation, conflict, breach, termination, default, amendment, cancellation, acceleration or Encumbrance would not have a material adverse effect on the party or the Contemplated Transactions.

5.4           Consents and Approvals.  No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body and (b) any other Person (including, but not limited to, any party to a Contract of the Purchaser or Helix), is required in connection with the execution, delivery and performance of the Transaction Documents by the Purchaser or Helix, other than approvals which have already been obtained and except where the failure to obtain any such approval would not have a material adverse effect on the Contemplated Transactions, other than the filing of the Current Report on Form 8-K with respect to the Asset Purchase.

5.5           No Brokers or Finders.  Purchaser has not, nor have its Affiliates, officers, directors or employees, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

5.6           The Shares.  When issued in accordance with the terms of this Agreement, the shares of common stock of the Purchaser constituting parts of the purchase price of the Assets shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of any Encumbrances other than pursuant to the terms of this Agreement and applicable securities Laws.

5.7           SEC Filings.  No document or disclosure filed by Purchaser with the United States Securities and Exchange Commission includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.  Each of the documents, at the time it was filed, complied with the Securities Act of 1933 and the Securities and Exchange Act of 1934.

5.8           Accuracy. All representations, warranties and certifications contained in this Agreement, including any schedules delivered herewith, and all the other documents delivered in connection with this Agreement and the Contemplated Transaction delivered directly or indirectly by the Company or the Principals are true, correct and complete in all material respects, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

6.             COVENANTS PRIOR TO CLOSING.

6.1            Access Prior to the Closing.

(a)           Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing (except as otherwise required by the Court), the Company and the Principals shall (i) give Purchaser and its authorized representatives and agents full and complete access to all properties, personnel, facilities and offices of the Company and to all the books and records of the Company (and permit such parties to make copies thereof), (ii) permit the Purchaser and its authorized representative and agents to make inspections thereof, and (iii) cause the officers and employees of, and consultants to, the Company to furnish the Purchaser with all financial information and operating data and other information with respect to the business and properties of the Company and to discuss with such parties and its representatives the affairs of the Company; provided, however that the Company shall not warrant the accuracy of such data or information except as expressly set forth in this Agreement.

(b)           Each of the Parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by the Court or other judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other Party, all confidential information of the Company or the Purchaser, as the case may be, furnished to the Purchaser by the Company or the Principals or to the Company or the Principals by the Purchaser, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions.  If the Asset Purchase does not occur (i) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (ii) upon the request of any Party, the other Party shall promptly destroy or return to the requesting Party any materials (written, electronic or otherwise) remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other derivatives based upon the materials provided.

6.2           Publicity.  Except with respect to information filed in the Bankruptcy Case, neither the Company nor the Principals shall, and none of them shall permit any Affiliate to, issue any press release or make any other statement or disclosure with respect to this Agreement or the Contemplated Transactions without the prior written approval of the Purchaser.  Nothing contained herein shall prevent any Party at any time from furnishing any required information to the Court  (and all parties entitled to receive copies of such disclosures to the Court) or any governmental agency or authority or from issuing any press release or making any other statement or disclosure with respect to this Agreement and the Contemplated Transactions (after consulting with the other Parties hereto) if required by Law or any regulatory agency or to comply with the terms of this Agreement.

6.3           Conduct of Business.  Except as expressly consented to in writing by the Purchaser, between the date of this Agreement and until the earlier of the termination of this Agreement in accordance with the terms hereof or the Closing, the Company shall conduct its business diligently, in good faith and only in the ordinary course of business consistent with past practice and use all its reasonable efforts to preserve intact its present business organization and employees and to preserve the goodwill of Persons having business relations with it. Without limiting the generality of the foregoing, the Company and the Principals shall not, directly or indirectly:

(a)           amend its Articles of Organization or Operating Agreement;

(b)           acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

(c)           incur or guarantee any debt or liabilities of any kind or make any loans of any kind;

(d)           (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, membership interests, economic interests, property or otherwise, (ii) spin-off any assets or businesses, sell any assets or businesses or effect any extraordinary corporate transaction, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(e)           issue or sell, transfer, pledge or otherwise dispose of, or agree to issue, sell, pledge or otherwise dispose of, any additional membership interests or economic interests of, or any options, warrants or rights of any kind to acquire any debt or equity securities convertible into or exchangeable for such membership interests or economic interests;

(f)            redeem, purchase, acquire or offer to purchase or acquire any shares of its membership interests or economic interests;

(g)           without the express written consent of the Purchaser, enter into any Contract (written or oral) or transaction (A) not in the ordinary course of business, (B) involving consideration in excess of $10,000 or (C) for the sale, acquisition or lease of any assets or business, including without limitation directly or indirectly sell, lease, mortgage or otherwise Encumber any of its properties or assets;

(h)           modify the terms of, terminate or fail in any respect to comply with the terms of any Contract;

(i)            grant or agree to grant any employee or agent of the Company any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation or other compensation or benefit;

(j)            enter into or amend any employment, consulting, severance or similar Contract; or

(k)           agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

6.4           Exclusivity.  Through the earlier of the Closing or the date of termination of this Agreement pursuant to the terms of this Agreement and except as directed by the Court, none of the Company or the Principals shall, directly or indirectly, through any director, officer, employee, agent, representative or otherwise (and each of said Parties shall use reasonable efforts to insure such Persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to (x) any business combination with respect to the Company or the business of the Company; or (y) the sale of any of the assets and/or capital stock of the Company or the Principals (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other Person any information with respect to the assets or business of the Company or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing except as required by law as fiduciaries.  The Company shall promptly notify the Purchaser of any proposal or inquiry made to it or the Principals or any of its directors, officers, employees, agents, representatives, or otherwise with respect to any of the foregoing.

6.5           Amending Schedules and Exhibits.  From time to time prior to the Closing, the Companies shall promptly provide, supplement and/or amend the exhibits and schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth on the schedules to this Agreement.  Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, that if such misrepresentation or breach is material, the Purchaser shall have a commercially reasonable period of time following receipt of any supplemented or amended schedules to elect (i) to terminate this Agreement without any further liability to the Parties or (ii) in such non-amending party’s sole discretion, to waive such breach and consummate the transactions contemplated by this Agreement.

6.6           Remedies.  In addition to any and all other remedies available at law or equity, in the event the Company or the Principals shall breach or threaten to breach any of the provisions of this Article 6, each of the Company and the Principals agree and acknowledge that damages would be difficult to ascertain, the Purchaser and its Affiliates will suffer immediate, irreparable harm, and the Purchaser and its Affiliates shall be entitled, in addition to any and all other remedies, to an injunction issued by a court of competent jurisdiction restraining the aforesaid violations of the Company and/or the Principals, without the necessity of posting a bond. Nothing contained in this Section 6.6 is intended to limit in any way any of the rights or remedies of any party to this Agreement in respect of any breach or threatened breach of this or any other provision of this Agreement.  The Companies and the Principals acknowledge and agree that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, said Party shall not use as a defense thereto that there is an adequate remedy at law. Furthermore, the Purchaser shall be entitled to a right of specific performance upon a breach of this Agreement by the Company and/or the Principals.

6.7           Lease.  Purchaser and Hull shall negotiate the terms of a 12-month lease for the premises owned by Hull and currently occupied and used by ARE and REE, which lease shall have a gross monthly rent of $1,500 per month (the “Lease”), provided, however, that said lease amount shall be subject to the opinion of a real estate broker of rental value that is reasonably acceptable to Purchaser.  Unless Purchaser objects to the gross monthly rent amount in writing prior to September 15, 2009, Purchaser shall be deemed to have waived the above condition of obtaining the opinion of a real estate broker of rental value and shall be obligated to enter into the form of the Lease provided to Purchaser by the Companies at the monthly rental rate specified above.

For a period of not less than 36 months after Closing, Purchaser will retain offices and facilities for engineering, design and testing of wind turbines at a location within a 40 mile radius of Newberg, Oregon and will permit the Principals and the existing employees of the Companies who desire to work for Purchaser to perform their primary duties at that location for so long as reasonably practicable in Buyer’s sole discretion.   Existing employees of the Companies who elect to work for Purchaser shall be entitled to receive Purchaser’s standard vacation benefits, and each such employee shall be deemed to have accrued the maximum amount of vacation eligible to such employee under Purchaser’s standard employee vacation policy at the time of hire.

7.             CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER.  The obligations of the Purchaser to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Purchaser:

7.1           Representations, Warranties and Agreements.

(a)           The representations and warranties of the Companies and the Principals set forth in this Agreement shall be true and correct in all material respects as of the date of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all material respects as of such date;

(b)           All schedules and exhibits shall be completed in such detail as is reasonably satisfactory to the Purchaser; and

(b)           The Companies and the Principals shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or as of the Closing.

The Purchaser shall have received a certificate to the foregoing effect signed by an authorized executive officer of the Companies and from the Principals.

7.2           No Injunction.  There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

7.3           Approvals.  The order of the Court and any Company Approvals necessary in connection with the execution, delivery and performance of this Agreement by the Company or for the consummation of the Contemplated Transactions shall have been obtained and delivered to the Purchaser and shall be in full force and effect.

7.4           No Material Adverse Effect.  No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on the Company’s business.

7.5           Corporate Approval.  Prior to the Closing, this Agreement and the Contemplated Transactions shall have been duly approved by all the members and the managers of each Company in accordance with applicable Law.

7.6           Secretary of State Certificate.  The Purchaser shall have received a certificate of the Secretary of State of the State of Oregon with respect to the Company as of a recent date, showing the Company to be validly existing in the State of Oregon.

7.7           Secretary’s Certificate of the Company.  The Purchaser shall have received a certificate of the Secretary of the Company certifying (i) a true and complete copy of the resolutions duly and validly adopted by the members and managers of the Company, evidencing the authorization of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (ii) the names and signatures of the members and manager of the Company authorized to sign this Agreement and the other documents to be delivered hereunder and (iii) a true and complete copy of the Articles of Organization and Operating Agreement of the Company.

7.8           Agreements.  The Transaction Documents shall have been duly executed and delivered by Preus and Hull, as the case may be.

7.9           Proceedings Satisfactory.  All certificates, opinions and other documents to be delivered by the Company to the Purchaser other than the Schedules and all other matters to be accomplished by the Company prior to or at the Closing shall be reasonably satisfactory in the judgment of the Purchaser and its counsel.

8.             CONDITIONS TO THE OBLIGATIONS OF THE COMPANIES.  The obligations of the Companies to effect the Contemplated Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by the Companies:

8.1           Representations, Warranties and Agreements.

(a)           The representations and warranties of the Purchaser and Helix set forth in this Agreement shall be updated if necessary to remain true and correct in all material respects as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing, unless made as of another date, in which case they shall be true and correct in all material respects as of such date; and

(b)           The Purchaser and Helix shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Closing.

The Company shall have received a certificate to the foregoing effect signed by an authorized executive officer of the Purchaser and Helix.

8.2           No Injunction.  There shall not be in effect or threatened any injunction, order or decree of a Governmental Body of competent jurisdiction that prohibits or delays, or seeks to prohibit or delay, consummation of any material part of the Contemplated Transactions.

8.3           AApprovals.  All approvals necessary in connection with the execution, delivery and performance of this Agreement by the Purchaser and Helix or for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect, including without limitation, the order of the Court.

8.4           Proceedings Satisfactory.  All certificates, opinions and other documents to be delivered by the Purchaser and Helix to the Company and all other corporate or organizational matters to be accomplished by the Purchaser prior to or at the Closing shall be satisfactory in the reasonable judgment of the Company and its counsel.

8.5           Corporate Approval.  Prior to the Closing, this Agreement, the Contemplated Transactions shall have been duly approved by the Board of Directors of the Purchaser and Helix, in accordance with applicable Law.

 8.6           Secretary of State Certificate.  The Company shall have received a certificate of the Secretary of State of the State of Nevada with respect to the Purchaser and Helix as of a recent date, showing the Purchaser to be validly existing and in good standing in the State of Nevada.

8.7           Secretary’s Certificate.  The Company shall have received a certificate of the Secretary of the Purchaser certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and Helix evidencing the authorization of the execution and delivery of this Agreement, the consummation of the Contemplated Transactions, and (ii) the names and signatures of the officers of the Purchaser and Helix authorized to sign this Agreement and the other documents to be delivered hereunder.

8.8           Agreements.  The Transaction Documents shall have been duly executed and delivered by the Purchaser and Helix.

8.9           Financing.  The Purchaser shall have consummated its equity raise of no less than $5,000,000.

9.             AUDITED FINANCIAL STATEMENTS.

9.1           Audited Financial Statements.  Promptly after the execution and delivery of this Agreement, the Purchaser shall instruct independent auditors to prepare and audit ARE Financial Statements and such other information as may be required in order for the Purchaser to consummate the Contemplated Transactions. All costs and expenses relating thereto shall be incurred by the Purchaser. Purchaser shall have the right to review and approve the auditor and auditor’s fees in its sole and absolute discretion.  Purchaser shall provide the ARE with copies of the audited financial statements within five (5) days after the receipt thereof by the Purchaser.

9.2           Receipt of Audited Financials.  Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be required to consummate the Contemplated Transactions until and unless (i) the audited financial statements do not disclose a material adverse change from the unaudited Company Financial Statements, (ii) the audited financial statements comply with all applicable rules and regulations of the Securities and Exchange Commission, and (iii) the Purchaser has received the necessary consent from its independent auditors with respect thereto.

10.           INDEMNIFICATION; SURVIVAL.

10.1           Indemnification by the Company and Principals. The Companies and the Principals, jointly and severally, shall indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the "Purchaser Indemnified Parties"), and shall reimburse the Purchaser Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys' fees) (collectively, "Damages"), resulting from or arising out of (a) any material inaccuracy or breach of any of the representations and warranties, of the Company or the Principals in this Agreement or in any certificate or document delivered by the Company or the Principals pursuant to this Agreement, (b) any failure by the Company or the Principals to perform or comply in any material respect with any agreement (except to the extent disclosed to Purchaser prior to the Closing), covenant or obligation in this Agreement or in any certificate or document delivered by the Company or the Principals pursuant to this Agreement to be performed by or complied with by the Company or the Principals, (c) any claims (other than claims related to ARE Assumed Liabilities or REE Assumed Liabilities) made by a third Person against the Purchaser or the Assets based upon a Contractual obligation of the Company or the Principals for services performed prior to the Closing Date, (d) any claims made at any time arising out of, or in connection with, any environmental laws or environmental conditions on or relating to the Assets which are based upon conditions existing prior to the Closing Date, (e) Taxes attributable to the ownership of the Assets prior to the Closing, (f) Taxes attributable to the conduct by the Company of its business or the Company's operation or ownership of its assets (except to the extent disclosed to the Purchaser prior to the Closing), (g) any claims on account of the failure of the Company to comply with applicable bulk sales or bulk transfer Laws, (h) any claim made at any time by any Governmental Body in respect of the business of the Company for all periods prior to the Closing Date, (i) any debt, claim, liability or obligation of the Company or the Principal other than the Assumed Liabilities or (j) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company or the Principals (except to the extent disclosed to Purchaser at Closing on Schedule 4.7.)

10.2           Indemnification by the Purchaser.  The Purchaser and Helix, jointly and severally, shall indemnify and hold harmless the Companies, the Principals and their respective Affiliates, officers, directors, stockholders, employees, agents and the successors and assigns of all of them (the "Company Indemnified Parties"), and shall reimburse the Company Indemnified Parties for any Damages resulting from or arising out of (a) any material inaccuracy or breach of any of the representations and warranties of the Purchaser or Helix in this Agreement or in any certificate or document delivered by the Purchaser or Helix to the Company pursuant to this Agreement, or (b) any failure by the Purchaser to perform or comply with, in any material respect, any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by the Purchaser pursuant to this Agreement to be performed by or complied with by the Purchaser, including without limitation Purchaser’s obligations with respect to the Assumed Liabilities.

10.3           Holdback Amount.  Any Damages incurred by the Purchaser for which Company and Principals are obligated under the terms of Section 10.1 shall first be settled by deducting the amount of such Damages from the Holdback Amount. The value of the shares shall be based on the market value at the time the Damages are incurred by Purchaser.

10.4           Survival.  All representations, warranties, covenants and agreements of the Parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing for eighteen months from the Closing Date, except the representations and warranties set forth in Section 4.8 which shall survive until the expiration of the applicable statute of limitations.

10.5           Limitations on Liabilities of Companies and Principals.  The Companies and Principals will have no liability to Purchaser or Helix or any other person for indemnification or otherwise with respect to: any claims that arise out of or results from a breach of any representation or warranty or covenant contained in this Agreement (a) if the Companies or Principals demonstrate by clear and convincing evidence that, as of the Closing Date, Purchaser had knowledge of the facts giving rise to any such breach and that the facts constituted such breach; (b) unless Purchaser notifies the Companies and Principals of the claim and specifies in reasonable detail the facts giving rise to the claim within 18 months from the Closing Date, except the representations and warranties set forth in Section 4.8.  The Companies and Principals will have no liability to Purchaser or Helix or any other person for indemnification or otherwise with respect to: (c) if the aggregate liability for the claim is less than $100,000, unless the aggregate liability for such claims exceeds $100,000, and then only to the extent that the aggregate liability for such claims exceeds $100,000; and (d) to the extent the aggregate liability of such claims exceeds the lesser of the value of (i) the Purchaser’s shares transferred to ARE as part of the purchase price of the Assets or (ii) the value received upon a subsequent transfer of such shares by ARE.

10.6  Sole and Exclusive Legal Remedy.  The indemnification provisions in Section 10.1 will be the Purchaser’s sole and exclusive legal remedy with respect to any claim that arises out of or results from this Agreement.

11.           TERMINATION.

11.1           Termination Procedures.  This Agreement may be terminated as follows:

(a)           by mutual written agreement of all of the Parties at any time;

(b)           by the Purchaser, by notice to the Companies, if either of the Companies has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the breaching Company;

(c)           by either Company, by notice to the Purchaser, if the Purchaser or Helix has breached this Agreement in any material respect and such breach is not cured within ten (10) days after written notice from either Company to the Purchaser; or

(d)           by any Party by written notice to the other Parties if any condition set forth in this Agreement has not been satisfied in accordance with the terms hereof or if satisfaction of such condition is or becomes impossible, other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations hereunder.

11.2           Effect of Termination.  In the event that this Agreement is terminated, this Agreement shall terminate without any liability or further obligation of any Party to another, except for the obligations of the Parties under Sections 6.1(b) and 6.2. Notwithstanding this Section 11.2 or Section 11.1, if the Purchaser fails to consummate the Contemplated Transaction for any reason by the Closing Deadline other than the failure of either the Companies or the Principals to comply with its respective binding obligations under the Letter of Intent or its obligations under this Agreement, the Deposit Shares shall immediately be delivered to ARE by the escrow agent according to the terms of the Deposit Share Agreement.

11.3           Expenses.  The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the Contemplated Transactions.

11.4           Termination by Court.  If required by the Court, ARE may terminate this Agreement without any further obligations to Purchaser or Helix whatsoever.

12.           MISCELLANEOUS.

12.1           Entire Agreement.  This Agreement contains, and is intended as, a complete and exclusive statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersedes any previous agreements and understandings between the Parties with respect to those matters and cannot be changed or terminated orally.

12.2           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Oregon applicable to agreements made and to be performed therein without giving effect to conflicts of law principles.  Each of the Parties agree to submit to the jurisdiction of the federal or state courts located in Portland, OR in any actions or proceedings arising out of or relating to this Agreement. Each of the Parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 12.6 below and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.  EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

12.4           Further Assurances.  In case at any time after the Closing, any further action or the execution and delivery of any additional documents or instruments shall be necessary or desirable to carry out the purposes of this Agreement and render effective the consummation of the Contemplated Transactions, the Parties shall take such actions and execute such additional documents and instruments as may be reasonably requested by any other Party.

12.5           Headings.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

12.6           Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other nationally recognized overnight delivery service or registered or certified mail, return receipt requested, to the addressee at the following addresses or facsimile numbers (or to such other addresses, or facsimile number as a party may specify by notice given to the other party pursuant to this provision):

If to the Purchaser, to:

Helix Wind, Corp.
1848 Commercial Street
San Diego, California 92113
Fax:

with a copy to:

David Lubin & Associates, PLLC
5 North Village Avenue Rockville Centre, NY 11570
Fax: (516) 887-8250
Attn: David Lubin, Esq.
If to the Companies or the Principals, at:

22700 NE Mountain Top Road Newberg, OR 97132

with a copy to: Schwabe, Williamson & Wyatt
1211 SW 5th Avenue, Ste. 1900
Portland, OR 97204 Fax: 503-796-2900 Attn: Kevin E. Brannon, Esq.

12.7          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and heirs and representatives.  Except as specifically set forth herein, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person who is not a Party.  No Party shall assign this Agreement or of any their rights or obligations hereunder without the prior written consent of the other Parties.

12.8          Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.9          Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be signed by all the Parties.  The waiver of any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

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IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date and year first above written.

ABUNDANT RENEWABLE ENERGY, LLC

By:           /s/ Robert W. Preus
Name:      Robert W. Preus
Title:        Managing Member

RENEWABLE ENERGY ENGINEERING, LLC

By:           /s/ Robert W. Preus
Name:      Robert W. Preus
Title:        Sole Member

/s/ Robert W. Preus
Robert W. Preus

/s/ Helen M. Hull
Helen M. Hull

HELIX WIND, CORP.

By:           /s/ Ian Gardner
Name:      Ian Gardner
Title:        Chief Executive Officer

HELIX WIND, INC.

By:           /s/ Scott Weinbrandt
Name:      Scott Weinbrandt
Title:         President

Exhibits

Exhibit A -	Form of Lock-Up Agreement
Exhibit B -	ARE 12-month Financial Projections
Exhibit C -	ARE 24-month Financial Projections

Schedules

Schedule of Technical Developments
Schedule 2.1	Excluded Assets
Schedule 2.1(i)	Intellectual Property
Schedule 2.1(ii)	Equipment, Other Assets
Schedule 2.1(iii)	Cash and Cash Equivalents
Schedule 2.1(iv)	Licenses
Schedule 2.1(vi)	Assigned Contracts
Schedule 2.2(b)(i)	ARE Assumed Liabilities
Schedule 2.2(b)(ii)	REE Assumed Liabilities
Schedule 3.3(viii)	Preus Intellectual Property
Schedule 4.2	Capitalization
Schedule 4.5	Company Approvals
Schedule 4.7	Litigation
Schedule 4.8	Tax
Schedule 4.9	Brokers and Finders
Schedule 4.11	Compliance with Law
Schedule 4.14	Contracts
Schedule 4.13	Intellectual Property Rights
Schedule 4.15	Affiliate Transactions
Schedule 4.17	Employee Matters